Exhibit 10.4

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of November 26,  2019 by and among Alpine Income Property Trust, Inc., a Maryland corporation (the “REIT”), Alpine Income Property OP, LP, a Delaware limited partnership (the “Partnership”), Consolidated-Tomoka Land Co., a Florida corporation (“CTO”),  and Indigo Group Ltd., a Florida limited partnership (“Indigo” and together with CTO, the “Initial Protected Partners” and, together with the REIT and the Partnership, the “Parties”).

RECITALS

WHEREAS, the Initial Protected Partners own, directly or indirectly through entities disregarded as separate from such Initial Protected Partners for federal income tax purposes, fee title to or tenant-in-common interests in the real property and improvements located at: (i) 50 Central Ave, Lynn, MA 01901;  (ii) 3775 Oxford Station Way, Winston-Salem, NC 27103; (iii) 4954 Town Center Parkway, Jacksonville, FL 32246; (iv) 5064 Weebers Crossings Drive, Jacksonville, FL 32246; and (v) 2699 Country Road D, East Troy, WI 53120 (as further described in those certain contribution agreements, each dated as of November 26, 2019 (the “Contribution Agreements”), by and among the Initial Protected Partners and the Partnership (collectively, the “Properties”);

WHEREAS, pursuant to the Contribution Agreements, the Initial Protected Partners are contributing (the “Contributions”), as applicable,  their right, title and interests in and to the Properties to the Partnership in exchange for common partnership units of limited partnership interest in the Partnership (“Units”);

WHEREAS, it is intended for federal income tax purposes that the Contributions for Units will be treated as a tax-deferred contributions of the Properties to the Partnership for Units under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, in consideration for the agreement of the Initial Protected Partners to make the Contributions, the Parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of certain of the contributed Properties.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreements, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).

“Accounting Firm” has the meaning set forth in the Section 3.2.

“Agreement” has the meaning set forth in the Preamble.

“Cash Consideration” has the meaning set forth in Section 2.1(a).

“Closing Date” means the date on which the Contributions will be effective.

“Code”  has the meaning set forth in the Recitals.

“Contributions” has the meaning set forth in the Recitals.

“Contribution Agreements” has the meaning set forth in the Recitals.

“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Gain Limitation Property” means (i)  each of the Properties, as described in more detail on Schedule 2 hereto as a Gain Limitation Property; (ii) any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property.

“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, subchapter S corporation or real estate investment trust for federal income tax purposes, any person owning an equity interest in such entity.

“Notice Period” means the period commencing on November 26, 2019, and ending at 12:01 AM on November 26, 2029, provided, however, that with respect to a Protected Partner, the Notice Period shall terminate at such time as such Protected Partner has disposed of 80% or more of the Units received upon the Contributions in one or more taxable transactions.

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 26, 2019, as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.1(a).

“Properties” has the meaning set forth in the Recitals.

“Protected Gain” shall mean the gain that would be allocable to and recognized by a Protected Partner for federal income tax purposes under Section 704(c) of the Code in the event of the sale of a Gain Limitation Property in a fully taxable transaction. The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2 hereto. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date) shall not be considered Protected Gain. As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations to be specially allocated to the Protected Partners for federal income tax purposes.

“Protected Partner” means those persons, as set forth as Protected Partners on Schedule 1, and any person who (i) acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such Units, (ii) has notified the Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Partnership to verify such status, but excludes any person that ceases to be a Protected Partner pursuant to this Agreement.

“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership and as set forth next to each Gain Limitation Property on Schedule 3 hereto. Notwithstanding the preceding sentence, with respect to each Gain Limitation Property, the Section 704(c) Value shall not exceed the “Agreed Maximum Value” set forth next to each Gain Limitation Property on Schedule 3 hereto.

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on November 26, 2029, provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as (i)  such Protected Partner has disposed of eighty percent (80%) or more of the Units received upon the Contributions in one or more taxable transactions or (ii) there is a Final Determination that no portion of the Contributions qualified for tax-deferred treatment under Section 721 of the Code.

“Units” has the meaning set forth in the Recitals.

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF

GAIN LIMITATION PROPERTIES

2.1       Restrictions on Disposition of Gain Limitation Properties.

(a)        The Partnership agrees for the benefit of each Protected Partner, for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property or any interest therein, without regard to whether such disposition is voluntary or involuntary, in a transaction that would cause any Protected Partner to recognize any Protected Gain.

Without limiting the foregoing, the term “sell, exchange, transfer, or otherwise dispose of a Gain Limitation Property” shall be deemed to include, and the prohibition shall extend to:

(i)         any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;

(ii)        any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(iii)       any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or any Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

Notwithstanding the foregoing, this Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered as consideration for the Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Units, and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration.

(b)        Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.

ARTICLE 3

REMEDIES FOR BREACH

3.1       Monetary Damages.  In the event that the Partnership breaches its obligations set forth in Article 2, with respect to a Protected Partner, the Protected Partner’s sole remedy shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to (a) the aggregate federal, state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of the Gain Limitation Property plus (b) the aggregate federal, state, and local income taxes payable by the Protected Partner or an Indirect Owner as a result of the receipt of any payment required under this Section 3.1.

For the avoidance of doubt, the Partnership shall have no liability pursuant to this Section 3.1 if the Partnership merges into another entity treated as a partnership for federal income tax purposes or the Protected Partner accepts an offer to exchange its Units for equity interests in another entity treated as a partnership for federal income tax purposes so long as, in either case, such successor entity assumes or agrees to assume the Partnership’s obligations pursuant to this Agreement.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i)  any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years.

3.2       Process for Determining Damages.  If the Partnership has breached or violated any of the covenants set forth in Article 2 (or a Protected Partner asserts that the Partnership has breached or violated any of the covenants set forth in Article 2), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 3.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) days after the receipt of notice from the Partnership of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the Partnership has breached or violated any of the covenants set forth in Article 2), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article 2, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 3.1). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 and the amount of damages payable to the Protected Partner under Section 3.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner.

3.3       Required Notices; Time for Payment.  In the event that there has been a breach of Article 2, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the IRS Schedule K-1s to the Partnership’s federal income tax return for the year of such transaction. All payments required to be made under this Article 3 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain (taking into account all available safe harbors), the Partnership shall make a payment to the Protected Partner on or before the due date for such estimated tax payment and such payment from the Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Partner at such time as a result of the gain recognition event. In the event of a payment made after the date required pursuant to this Section 3.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

ARTICLE 4

NOTICE OF INTENTION TO SELL GAIN LIMITATION PROPERTY DURING
NOTICE PERIOD

During the Notice Period, if the Partnership intends to dispose of a Gain Limitation Property in a taxable transaction, the Partnership shall use commercially reasonable efforts to provide at least 90 days’ prior written notice (prior to the closing of such disposition) to the Protected Partners.

ARTICLE 5

SECTION 704(C) METHOD AND ALLOCATIONS

Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to any Gain Limitation Property.

ARTICLE 6

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS

6.1       Amendment.  This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment, except that the Partnership may amend Schedule 1 upon a person becoming a Protected Partner as a result of a transfer of Units.

6.2       Waiver.  Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 3 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.

ARTICLE 7

MISCELLANEOUS

7.1       Additional Actions and Documents.  Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

7.2       Assignment.  No Party shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other Parties, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

7.3       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

7.4       Modification; Waiver.  No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any Party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

7.5       Representations and Warranties Regarding Authority; Noncontravention.  Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

7.6       Captions.  The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

7.7       Notices.  All notices and other communications given or made pursuant hereto shall be in writing, shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(a)        if to the Partnership or the REIT, to:

Alpine Income Property Trust, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

Attention: Daniel E. Smith

(b)        if to a Protected Partner, to the address on file with the Partnership.

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

7.8       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

7.9       Governing Law.  The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Maryland, without regard to the choice of law provisions thereof.

7.10     Consent to Jurisdiction; Enforceability.

(a)        This Agreement and the duties and obligations of the Parties shall be enforceable against any of the other Parties in the courts of the State of Maryland. For such purpose, each Party and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(b)        Each Party hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.11     Severability.  If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

7.12     Costs of Disputes.  Except as otherwise expressly set forth in this Agreement, the nonprevailing Party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing Party or Parties in connection with resolving such dispute.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.

REIT:

ALPINE INCOME PROPERTY TRUST, INC.,

a Maryland corporation

By:	/s/ Daniel E. Smith
Name:	Daniel E. Smith
Title:	Senior Vice President, General Counsel
and Corporate Secretary

PARTNERSHIP:

ALPINE INCOME PROPERTY OP, LP,

a Delaware limited partnership

By:	ALPINE INCOME PROPERTY GP, LLC,
a Delaware limited liability company,
its General Partner

By:	ALPINE INCOME PROPERTY TRUST, INC.,
a Maryland corporation,
its sole member

By:	/s/ Daniel E. Smith
Name:	Daniel E. Smith
Title:	Senior Vice President, General Counsel
and Corporate Secretary

CTO:

CONSOLIDATED-TOMOKA LAND CO.,

a Florida corporation

By:	/s/ Daniel E. Smith
Name:	Daniel E. Smith
Title:	Senior Vice President, General Counsel
and Corporate Secretary

INDIGO:

INDIGO GROUP LTD.,

a Florida limited partnership

By:	INDIGO GROUP INC.,
a Florida corporation,
its General Partner

By:	/s/ Daniel E. Smith
Name:	Daniel E. Smith
Title:	Senior Vice President, General Counsel
and Corporate Secretary

Schedule 1

List of Protected Partners

Consolidated-Tomoka Land Co.

Indigo Group Ltd.

Schedule 2

Gain Limitation Properties and

Estimated Maximum Protected Gain for Protected Partners as a Group

Name of Protected Property	Closing Date Built In Gain (Aggregate)	Maximum Protected Gain (Aggregate)
Family Dollar, Lynn, MA	$ 1,249,137	$ 1,249,137
Hobby Lobby, Winston-Salem, NC	$ 5,182,910	$ 5,182,910
Cheddar’s, Jacksonville, FL	$ 1,364,354	$ 1,364,354
Scrubbles, Jacksonville, FL	$ 1,362,722	$ 1,362,722
Alpine Valley Music Theatre East Troy, WI	$ 0	$ 0

Schedule 3

Maximum 704(c) Value to be Used in Computing Protected Gain

Name of Protected Property	Agreed Maximum Value
Family Dollar, Lynn, MA	$ 2,149,460
Hobby Lobby, Winston-Salem, NC	$ 8,228,167
Cheddar’s, Jacksonville, FL	$ 2,716,648
Scrubbles, Jacksonville, FL	$ 2,654,563
Alpine Valley Music Theatre East Troy, WI	$ 7,504,392